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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                               (Amendment No. 1)

                   Under the Securities Exchange Act of 1934

                          Riviera Holdings Corporation
     ----------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                      D. E. Shaw Laminar Portfolios, L. L. C.
                           Attn: Compliance Department
                           120 West Forty-Fifth Street
                               Floor 39, Tower 45
                               New York, NY 10036
                                  212-478-0000
     ----------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                             Christopher Boies, Esq.
                          Boies, Schiller & Flexner LLP
                                 333 Main Street
                                Armonk, NY 10504
                                  914-749-8200

                                August 20, 2004
     ----------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP NO. 769627100                                           PAGE 1 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         D. E. Shaw Laminar Portfolios, L. L. C.
         FEIN 01-0577802
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
    5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
              ------------------------------------------------------------------
  NUMBER OF       8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY          350,000
  OWNED BY    ------------------------------------------------------------------
    EACH          9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           -0-
              ------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       350,000
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         350,000
--------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                           [ ]

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 769627100                                           PAGE 2 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         D. E. Shaw & Co., L.P.
         FEIN 13-3695715
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
              ------------------------------------------------------------------
  NUMBER OF       8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY          350,000
  OWNED BY    ------------------------------------------------------------------
    EACH          9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           -0-
              ------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       350,000
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         350,000
--------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                           [ ]

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA, PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 769627100                                           PAGE 3 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         D. E. Shaw & Co., L.L.C.
         FEIN 13-3799946
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
              ------------------------------------------------------------------
   NUMBER OF      8    SHARED VOTING POWER
    SHARES
  BENEFICIALLY         350,000
   OWNED BY   ------------------------------------------------------------------
     EACH         9    SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH          -0-
              ------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       350,000
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         350,000
--------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                           [ ]

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 769627100                                           PAGE 4 OF 10 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David E. Shaw

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
         2(d) or 2(e)                                                        [ ]

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                  7    SOLE VOTING POWER

                       -0-
              ------------------------------------------------------------------
  NUMBER OF       8    SHARED VOTING POWER
   SHARES
 BENEFICIALLY          350,000
  OWNED BY    ------------------------------------------------------------------
    EACH          9    SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           -0-
              ------------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER

                       350,000
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         350,000
--------------------------------------------------------------------------------
   12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                           [ ]

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------

This Amendment No. 1, filed with the Securities and Exchange Commission (the "Commission") on August 20, 2004, amends, supplements, and restates in its entirety the following items of the Statement on Schedule 13D (the "Schedule 13D") of the Reporting Persons filed with the Commission on April 15, 2004 with respect to the common stock, par value $0.001 per share ("Common Stock"), of Riviera Holdings Corporation, a Nevada Corporation (the "Issuer"). Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.

ITEM 4.         PURPOSE OF TRANSACTION.

Laminar has indicated to the Issuer its interest in pursuing a potential transaction to acquire 100% of the outstanding Common Stock of the Issuer for $12.00 per share of Common Stock in cash. Laminar's intention is to accomplish a potential transaction on a friendly basis. The potential transaction, if any, is subject to discussions with the Issuer's Board of Directors, management and representatives on material terms and customary conditions precedent, including, without limitation, all necessary approvals from gaming authorities and other regulatory approvals, shareholder and corporate approvals, due diligence and negotiation of definitive structure and agreements. An agreement may be entered into regarding a potential transaction at any time without prior notice. There can be no assurance, however, that a potential transaction will be consummated by Laminar or any other Reporting Person on the terms described above or at all.

         On May 11, 2004, Laminar terminated all discussions with Mr. Fabrizio Boccardi regarding any potential strategic alternatives related to the Issuer.

         Except as contemplated in this Item 4, no Reporting Person has any plans or proposals of the types referred to in clauses (a) through (j) of Item 4 of Schedule 13D.

ITEM 7.         MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 Powers of Attorney, granted by David E. Shaw in favor of the signatories hereto, among others, each dated February 24, 2004.

Exhibit 2 Joint Filing Agreement, by and among the Reporting Persons, dated April 15, 2004.

                                   SIGNATURES

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct. Powers of Attorney, each dated February 24, 2004, granted by David E. Shaw in favor of the signatories hereto, among others, are attached hereto as
Exhibit 1 and incorporated herein by reference.

Dated: August 20, 2004

                                   D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.
                                   By: D. E. SHAW & CO., L.L.C.,
                                       as managing member

                                   By: /s/ Julius Gaudio
                                       -----------------------------------------
                                       Name: Julius Gaudio
                                       Title: Managing Director

                                   D. E. SHAW & CO., L.P.

                                   By: /s/ Julius Gaudio
                                       -----------------------------------------
                                       Name: Julius Gaudio
                                       Title: Managing Director

                                   D. E. SHAW & CO., L.L.C.

                                   By: /s/ Julius Gaudio
                                       -----------------------------------------
                                       Name: Julius Gaudio
                                       Title: Managing Director

                                   DAVID E. SHAW

                                   By: /s/ Julius Gaudio
                                       -----------------------------------------
                                       Name: Julius Gaudio
                                       Title: Attorney-in-Fact for David E. Shaw